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Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 11, 2005, with respect to the consolidated financial statements of Affinity Group, Inc. included in the Registration Statement (Amendment No. 1 Form S-4 No. 33-124109) and related Prospectus of Affinity Group Holding, Inc. for the registration of $88,200,000 10 7/8% Senior Notes due 2012 and $31,663,000 of additional registered notes.

/s/ Ernst & Young LLP
Woodland Hills, California April 26, 2005

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Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm